Exhibit 23.1


                         Consent of Independent Auditors


Board of Directors
American Fire Retardant Corp.
Santee, California

We hereby consent to the incorporation by reference in this Registration Statement of American Fire Retardant Corp. on Form S-8, of our report dated April 11, 2002 and our restated report dated April 11, 2002 and September 12, 2002, (both of which include an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) of American Fire Retardant Corp. for the year ended December 31, 2001, and to all references to our firm included in this Registration Statement.



HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 12, 2003